Exhibit 1.1

May 14, 2025
[_______________]

Re:          Reprice of Ordinary Share Purchase Warrants

Dear Sirs/Madams:

Redhill Biopharma Ltd. (the “Company”) is pleased to offer to you (the “Holder”) the opportunity to receive a reduction in the Exercise Price of the warrants to purchase ordinary shares represented by ADS issued to you on April 3, 2024 with respect to [_____] ADSs, each representing 10,000 Ordinary Shares of the Company (the “Existing Warrants”), as set forth on the signature page hereto and currently held by you in consideration for the exercise of the Existing Warrants.  The offering of the ADSs representing ordinary shares issuable upon exercise of the Existing Warrants (the “Existing Warrant ADSs”) was registered pursuant to a registration statement on Form F-3 (File Nos. 333-258259) (the “Registration Statement”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

The Company desires to reduce the Exercise Price of the Existing Warrants to $1.50 per ADS (the “Reduced Exercise Price”).  The Holder may accept this offer by signing this letter below, with such acceptance constituting the Holder’s exercise of all of its Existing Warrants and as set forth on the Holder's signature page attached hereto for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Aggregate Exercise Price”).

If this offer is accepted and this letter agreement is executed and delivered to the Company, the Company shall file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto with the Commission.

Except as set forth herein, the terms of the Existing Warrants, including but not limited to the obligations to deliver the Existing Warrant ADSs, shall remain in effect as if the acceptance of this offer was a formal exercise notice under the Existing Warrants.

The Holder hereby represents that (i) it  is not, and at the closing of the transactions contemplated by this letter agreement will not be, a party to any agreement or arrangement, whether written or oral, with any of the Company's shareholders or warrant holders, including with any entity in which Company shareholders or warrant holders are a 5% holder, relating to the management of the Company, shareholder rights in the Company and/or the transfer of ADSs or other securities in the Company, including any voting agreements, shareholder agreements or any other similar agreement even if its title is different, or has any other arrangements or agreements with any of the Company's shareholders, directors or officers and (ii) the number of  ADSs and warrants to acquire ADSs held by the Holder on the date hereof is set forth on the signature page of this letter agreement.

This letter agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

To accept this offer and to provide written consent to reduce the Exercise Prices of the Existing Warrants, Holder must counter execute this letter agreement and return the fully executed letter agreement to the Company at e-mail: [___________], attention: Razi Ingber.

Please do not hesitate to call me if you have any questions.

Sincerely yours, REDHILL BIOPHARMA LTD. By: _______________________ Name: Title:

Accepted and Agreed to:

Name of Holder:
Signature of Authorized Signatory of Holder: _________________________________
Name of Authorized Signatory: _______________________________________________
Title of Authorized Signatory: ________________________________________________
Existing Warrant ADSs being exercised:

Aggregate Exercise Price of the Existing Warrants at the Reduced Exercise Price being exercised contemporaneously with signing this letter:

Current Holdings of ADSs as of the date hereof: ____________________

Current Holdings of Warrants as of the date hereof:  _______________

DTC Instructions:

The Existing Warrant ADSs shall be delivered to the following DWAC Account Number:

Broker Name:
Broker DTC DWAC #:
Broker Contact:
Account #:

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